[FLEXIBLE SOLUTIONS LOGO]

THE WALL STREET GROUP, INC.                       COMPANY CONTACT:  DAVID KATZOV
32 EAST 57TH STREET                                                 GRANT MOONIE
NEW YORK, NEW YORK 10022                                          (800) 661-3560
(212) 888-4848                           VANCOUVER: JENS BIERTUMPEL 604 682 1799


        FLEXIBLE SOLUTIONS INTERNATIONAL ANNOUNCES SIGNIFICANT INCREASES
                 IN REVENUES AND PROFITS FOR 1ST QUARTER OF 2003

VICTORIA,  B.C., MAY 15, 2003 - FLEXIBLE  SOLUTIONS  INTERNATIONAL,  INC. (AMEX:
FSI, FRANKFURT: FXI), the developer and manufacturer of Water$avr, the first commercially viable water evaporation retardant in the world, today announced that revenues more than tripled and profits increased eight-fold in the first quarter ended March 31, 2003.

Revenues increased 254% to $1,331,534, compared with $376,620, in the corresponding period a year ago. Net profit rose to $180,781, or $0.02 per basic share and $0.01 per diluted share, compared with $21,021, or nil per basic and diluted share, in the 2002 first quarter. Basic and diluted weighted average shares used in computing per share amounts for the quarter were 14,326,360 and 10,169,838, respectively.

Daniel B. O'Brien, President and Chief Executive Officer, noted that sales for the first quarter of 2003 exceeded total annual sales for all of 2002 of $1.1 million. Flexible Solutions gained significant ground in all of its current market sectors during the first quarter of 2003. "We expect that these trends will continue throughout the current year," he stated.

"Much of the increase in revenue was generated by the first significant sales of our Water$avr evaporation retardant for reservoirs, aqueducts, irrigation canals, ponds and slow moving rivers," Mr. O'Brien, added. "At the same time, our Tropical Fish(TM) evaporation retardant for residential swimming pools continued to gain market share, coupled with an increase in sales for our Heat$avr product for the commercial pool sector."

Mr. O'Brien noted that the Company remained in a sound financial position with $6.3 million in working capital as of March 31, 2003, and no debt.

ABOUT FLEXIBLE SOLUTIONS

Flexible Solutions International, Inc. (www.flexiblesolutions.com) is an environmental biotechnology company engaged in the development and sale of energy and water conservation products for drinking water, agriculture and swimming pools throughout the world.












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The Private  Securities  Litigation  Reform Act of 1995 provides a "Safe Harbor"
for forward-looking statements. Certain on the statements contained herein, which are not historical facts, are forward looking statement with respect to
events,  the  occurrence  of  which  involve  risks  and  uncertainties.   These
forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the U.S. Securities and Exchange Commission.

                                 (TABLE FOLLOWS)

                     FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                           FOR 3 MOS. ENDED MARCH 31,
                                   (UNAUDITED)

                                                      2003              2002
                                                      ----              ----


Sales ....................................        $ 1,281,266        $   376,620
Investment Income ........................        $    50,692               --
                                                                     -----------

Total Revenue ............................        $ 1,331,534        $   376,620

Net Income ...............................        $   180,781        $    21,021

Net Income Per Common
Share -- Basic ...........................        $      0.02        $      0.00

Net Income Per Common
Share - Diluted ..........................        $      0.01        $      0.00


Weight Average Shares
Used in Computing Per Share
Amounts - Basic ..........................         11,610,138          9,387,338

Weight Average Shares
Used in Computing Per Share
Amounts - Diluted ........................         14,326,338         10,169,838